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Exhibit 11.1
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                        Ball Corporation and Subsidiaries
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 (Millions of dollars except per share amounts)
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                                                                                        March 31,              April 2,
                                                                                          1996                   1995
                                                                                    ------------------     ------------------
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Earnings per Common Share - Assuming No Dilution
- ------------------------------------------------

Net income                                                                          $          5.5         $         16.3
Preferred dividends, net of tax                                                               (0.8)                  (0.8)
                                                                                    ------------------     ------------------

Net earnings attributable to common shareholders                                    $          4.7         $         15.5
                                                                                    ==================     ==================

Weighted average number of  common shares outstanding (000s)                                30,067                 29,962
                                                                                    ==================     ==================

Net earnings per share of common stock                                              $         0.16          $        0.52
                                                                                    ==================     ==================

Earnings per Share - Assuming Full Dilution
- -------------------------------------------

Net income                                                                          $          5.5         $         16.3
Adjustments for deemed ESOP cash contribution in lieu of Series B ESOP
   Preferred dividend                                                                         (0.6)                  (0.6)
                                                                                    ------------------     ------------------

Net earnings attributable to common shareholders                                    $          4.9         $         15.7
                                                                                    ==================     ==================

Weighted average number of common shares outstanding (000s)                                 30,067                 29,962
Dilutive effect of stock options                                                               128                    302
Common shares issuable upon conversion of Series B ESOP Preferred stock
                                                                                             2,059                  2,107
                                                                                    ------------------     ------------------
Weighted average number shares applicable to fully diluted earnings per
   share                                                                                    32,254                 32,371
                                                                                    ==================     ==================

Fully diluted earnings per share                                                    $         0.15          $        0.49
                                                                                    ==================     ==================
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